2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

NEWS RELEASE

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman XX Announces Expected Closing Event

HOUSTON - Hartman Short Term Income Properties XX, Inc. (“Hartman XX”), a Houston based real estate investment trust, announced its intention to terminate its continuous public offering by the end of 2015.

“Our board of directors continues to evaluate potential liquidity events to maximize the total potential return to our stockholders, including, but not limited to, merging Hartman XX with its affiliates Hartman Income REIT, Inc. and Hartman Short Term Income Properties XIX, Inc., followed by a public listing of our common shares.  We estimate possible timing for such a liquidity event to be during the first half of 2016,” said Al Hartman, CEO of Hartman XX.

Hartman XX has not made a decision to pursue any specific liquidity event, and there can be no assurance that Hartman XX will complete a liquidity event on the terms described above or at all. There is no set timetable for completion of Hartman XX’s review of strategic alternatives and there can be no assurances that the review process will result in any liquidity event being announced or completed.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric public, not-listed REIT which owns nine properties in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX visit www.HartmanREITs.com or call 800-880-2212. For more information, please contact Angela Clakley, at 713-467-2222.

The forward-looking statements contained in this news release speak only as of the date of its release, the company does not undertake to revise these forward-looking statements to reflect events after the date of this release.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.